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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors


The Board of Directors
Gemstar-TV Guide International, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Gemstar-TV Guide International, Inc. (formerly Gemstar International Group Limited) of our report dated May 31, 2000, with respect to the consolidated balance sheets of Gemstar International Group Limited and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2000, which report is included in Gemstar's Annual Report on Form 10-K for the year ended March 31, 2000.

/s/ KPMG LLP

Los Angeles, California
August 29, 2000